Exhibit 99.1

Arrow Electronics Announces Additional $200 Million Share Repurchase Program

ENGLEWOOD, Colo.--(BUSINESS WIRE)--July 31, 2013--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by the company’s Board of Directors of the repurchase of up to an additional $200 million of common stock through a share repurchase program. The company has spent approximately $900 million on share repurchases since the beginning of 2010.

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 470 locations in 55 countries.

CONTACT:
Arrow Electronics, Inc.
Greg Hanson, 303-824-4537
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
John Hourigan, 303-824-4586 (Media)
Vice President, Global Communications